UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2016

Dynavax Technologies Corporation

(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices, including zip code)

(510) 848-5100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.     Termination of a Material Definitive Agreement

On October 26, 2016, Dynavax Technologies Corporation (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with one or more funds of Deerfield Management Company, L.P. (collectively, the “Purchasers”) and one such fund, as collateral agent (the “Collateral Agent”), pursuant to which the Company agreed to sell, and the Purchasers agreed to purchase, an aggregate of $100.0 million principal amount of the Company’s senior secured notes (the “Notes”) for an aggregate purchase price of $100.0 million. The closing of the sale and purchase of the Notes was dependent upon the occurrence of certain closing conditions and the Company’s obligations under the Notes and the Note Purchase Agreement were required to be guaranteed by certain of the Company’s future subsidiaries and be secured by a perfected security interest in substantially all of the assets of the Company and any future subsidiary guarantors. No Notes were ultimately sold by the Company under the Note Purchase Agreement.

On December 20, 2016, the Company entered into a termination letter agreement with the Purchasers and Collateral Agent in order to terminate the Note Purchase Agreement. Pursuant to the terms of the Note Purchase Agreement, the Company paid the Purchasers and Collateral Agent a prepayment fee totaling $1.5 million to terminate the Note Purchase Agreement, including all related documents, and the Company’s and Purchasers’ rights and obligations under the Note Purchase Agreement were immediately terminated and of no further force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: December 23, 2016	By:	/s/ MICHAEL OSTRACH
Michael Ostrach
Senior Vice President